UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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GLADSTONE INVESTMENT CORPORATION

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GLADSTONE INVESTMENT CORPORATION
1521 Westbranch Drive, Suite 200, McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 4, 2011

To Our Stockholders:

Notice Is Hereby Given that the 2011 Annual Meeting of Stockholders of Gladstone Investment Corporation will be held on Thursday, August 4, 2011 at 11:00 a.m. local time at the Sheraton Premiere at Tysons Corner, located at 8661 Leesburg Pike, Vienna, Virginia, 22182, for the following purposes:

(1) To elect three directors to hold office until the 2014 Annual Meeting of Stockholders.

(2) To elect one director to hold office until the 2012 Annual Meeting of Stockholders.

(3) To approve a proposal to authorize us, with the approval of our Board of Directors, to issue and sell shares of our common stock (during the next 12 months) at a price below its then current net asset value per share subject to certain limitations set forth herein (including, without limitation, that the cumulative number of shares issued and sold pursuant to such authority does not exceed 25% of our then outstanding common stock immediately prior to each such sale).

(4) To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2012.

(5) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on Monday, June 6, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be
held on Thursday, August 4, 2011 at 11:00 a.m. local time at the
Sheraton Premiere at Tysons Corner, located at 8661 Leesburg Pike, Vienna, Virginia, 22182
The proxy statement and annual report to stockholders are available at www.proxyvote.com.

By Order of the Board of Directors

Terry L. Brubaker
Secretary

McLean, Virginia
June 17, 2011

All of our stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are urged to complete, date, sign and return the enclosed proxy card as promptly as possible or submit your proxy electronically via the internet, or vote by proxy over the telephone as instructed in these materials. submitting your proxy or voting instructions promptly will assist us in reducing the expenses of additional proxy solicitation, but it will not affect your right to vote in person if you attend the annual meeting (and, if you are not a stockholder of record, you have obtained a legal proxy from the bank, broker, trustee or other nominee that holds your shares giving you the right to vote the shares in person at the Annual Meeting).

GLADSTONE INVESTMENT CORPORATION
1521 Westbranch Drive, Suite 200, McLean, Virginia 22102

PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 4, 2011

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the board of directors (the “Board”) of Gladstone Investment Corporation (“we,” “us,” or the “Company”) is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders (the “meeting” or “annual meeting”). You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to vote by proxy over the telephone or through the internet.

We intend to mail these materials on or about June 17, 2011 to all stockholders of record entitled to vote at the annual meeting.

How can I attend the annual meeting?

The meeting will be held on Thursday, August 4, 2011, at 11:00 a.m. Eastern Daylight Time (“Eastern Time”) at the Sheraton Premiere at Tysons Corner, located at 8661 Leesburg Pike, Vienna, Virginia, 22182. Directions to the annual meeting may be found at www.gladstoneinvestment.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on June 6, 2011 will be entitled to vote at the annual meeting. On this record date, there were 22,080,133 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on June 6, 2011 your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or through the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on June 6, 2011 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of three directors to serve until the 2014 Annual Meeting of Stockholders;

•	Election of one director to serve until the 2012 Annual Meeting of Stockholders;

•	Approval of a proposal to authorize us, with the approval of our Board of Directors, to issue and sell shares of our common stock (during the next 12 months) at a price below its then current net asset value per share subject to certain limitations set forth herein (including, without limitation, that the cumulative number of shares issued and sold pursuant to such authority does not exceed 25% of our then outstanding common stock immediately prior to each such sale); and

•	Approval of a proposal to ratify the selection, by the Audit Committee of our Board (the “Audit Committee”), of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending March 31, 2012.

We will hold a conference call to discuss the matters scheduled for a vote at this year’s annual meeting on June 29, 2011 at 9:00 a.m. Eastern Time. Stockholders will have an opportunity to ask questions regarding the proposals during the conference call. You may call (800) 860-2442 (international callers must dial (412) 858-4600 to enter the conference call). An operator will monitor the call and set a queue for the questions. The conference call replay will be available two hours after the call and will be available through the date of the annual meeting, Thursday, August 4, 2011. To hear the replay, please dial (877) 344-7529 and use conference code 450883. The call will also be available via webcast at www.gladstoneinvestment.com. The webcast replay will also be available through the date of the annual meeting. In the event of any changes in the scheduled date and time of the call, we will issue a press release, which will be available on our website at www.gladstoneinvestment.com.

How do I vote?

You may either vote “For” all the nominees to our Board or you may “Withhold” your vote for any nominee you specify. For Proposals 3 and 4, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, or vote by proxy over the telephone or through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person, even if you have already voted by proxy.

•	To vote in person, we will give you a ballot when you arrive at the annual meeting.

•	To vote using the enclosed proxy card, simply complete, sign, date, and return it promptly in the envelope provided. To be counted, we must receive your signed proxy card by 11:59 p.m. Eastern Time on August 3, 2011, the day prior to the annual meeting.

•	To vote by proxy over the telephone, dial toll-free, 1-800-690-6903, using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. To be counted, we must receive your vote by 11:59 p.m. Eastern Time on August 3, 2011, the day prior to the annual meeting.

•	To vote by proxy through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. To be counted, we must receive your vote by 11:59 p.m. Eastern Time on August 3, 2011, the day prior to the annual meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization, rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by proxy over the telephone or through the internet, as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on June 6, 2011.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card, or otherwise vote by proxy without making any voting selections, your shares will be voted “For” the election of all four nominees for director and “For” Proposals 3 and 4. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

Gladstone Investment Corporation will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Gladstone Management Corporation, our investment adviser (the “Adviser”), or Gladstone Administration, LLC

(the “Administrator”). No additional compensation will be paid to directors, officers or other regular employees for such services. We have engaged Georgeson Inc. (“Georgeson”) to solicit proxies for the annual meeting. Georgeson will be paid a fee of approximately $5,500 plus out-of-pocket expenses for its basic solicitation services, which include review of proxy materials, dissemination of broker search cards, distribution of proxy materials, solicitation of ADP, brokers, banks and institutional holders, and delivery of executed proxies. The term of the agreement with Georgeson will last for the period of the solicitation, and the agreement provides that we will indemnify and hold harmless Georgeson against any third party claims, except in the case of Georgeson’s gross negligence or intentional misconduct.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you wish to revoke your proxy after 11:59 p.m. Eastern Time on August 3, 2011, you may only do so at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date specified thereon.

•	You may grant a subsequent proxy by telephone or through the internet on a later date.

•	You may send a timely written notice that you are revoking your proxy to Gladstone Investment Corporation’s secretary at 1521 Westbranch Drive, Suite 200, McLean, Virginia 22102.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

We will consider for inclusion in our proxy materials for the 2012 Annual Meeting of Stockholders proposals that we receive not later than April 5, 2012 and that comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and our bylaws, as amended (“Bylaws”). Stockholders must submit their proposals to our corporate secretary at 1521 Westbranch Drive, Suite 200, McLean, Virginia, 22102.

In addition, any stockholder who wishes to propose a nominee to our Board or propose any other business to be considered by the stockholders (other than a stockholder proposal to be included in our proxy materials pursuant to Rule 14a-8 of the Exchange Act) must comply with the advance notice provisions and other requirements of Article III, Section 5 of our Bylaws, a copy of which is on file with the Securities and Exchange Commission (“SEC”) and may be obtained from our corporate secretary upon request. These notice provisions require that nominations of persons for election to our Board and proposals of business to be considered by the stockholders for the 2012 Annual Meeting of Stockholders must be made in writing and submitted to our corporate secretary at the address above no earlier than April 5, 2012 (120 days before the first anniversary of our 2011 Annual Meeting of Stockholders) and not later than May 5, 2012 (90 days before the first anniversary of the 2011 Annual Meeting of Stockholders). You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For,” “Withhold” and broker non-votes, and, with respect to proposals other than the election of directors, “Against” votes and abstentions. Abstentions will be counted towards the vote total and will have the same effect as “Against” votes for proposals 3 and 4. Broker non-votes have no effect and will not be counted towards the vote total for any proposal except Proposal 3. Because of the vote required to approve Proposal 3, broker non-votes will have the same effect as “Against” votes for Proposal 3. We expect that our chief financial officer, David Watson, will be appointed as the inspector of election.

What are “broker non-votes?”

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, or other agent indicates on a proxy that it does not have discretionary authority to vote certain shares on a non-routine proposal, then those shares will be treated as broker non-votes.

Under applicable rules of the New York Stock Exchange, Proposal 1 and Proposal 2 (election of directors), and Proposal 3 (approval of proposal authorizing us to issue and sell shares below net asset value) are non-routine proposals. Your broker, bank or other agent is not entitled to vote your shares without your instructions for Proposals 1, 2 or 3. Proposal 4 (ratification of the appointment of PwC) is a routine proposal. Your broker, bank or other agent may vote your shares for Proposal 4 even if it does not receive instructions from you.

How many votes are needed to approve each proposal?

Vote Required

Proposal 1 — Election of Directors.  The three nominees receiving the most “For” votes (from the holders of votes of the shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect on the outcome of this proposal.

Proposal 2 — Election of Director.  The nominee receiving the most “For” votes (from the holders of votes of the shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect on the outcome of this proposal.

Proposal 3 — Approval of a proposal to authorize us to issue and sell shares of our common stock at a price below our then current net asset value per share.  The affirmative vote of each of the following is required to approve this proposal: (1) a majority of our outstanding voting securities; and (2) a majority of our outstanding voting securities that are not held by affiliated persons of the Company. For purposes of this proposal, the Investment Company Act of 1940, as amended (the “1940 Act”), defines a majority of the outstanding voting securities as the vote of the lesser of: (1) 67% or more of the voting securities of the Company present at the annual meeting, if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (2) more than 50% of the outstanding voting securities of the Company. Each abstention and broker non-vote will have the same effect as an “Against” vote.

Proposal 4 — Ratification of our independent registered public accounting firm.  The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to ratify the Audit Committee’s selection of PwC as our independent registered public accounting firm for the fiscal year ending March 30, 2012. An abstention will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our shares entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date there were 22,080,133 shares outstanding and entitled to vote. Thus, 11,040,067 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The letter to stockholders, proxy statement, Form 10-K and annual report to stockholders are available at www.proxyvote.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Two classes consist of three directorships and one class consists of four. Each class has a three-year term. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including any vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

In January 2011, the Board elected Jack Reilly to the Class of 2012 to fill the vacancy created by Mr. Maurice Coulon’s resignation (which was effective September 30, 2010). In addition, in April 2011, the Board approved the following additional actions to be effective at the annual meeting, (i) increased the number of directors in the Class of 2012 to four directors, (ii) appointed Mr. Gerard Mead to the Class of 2012 to fill the vacancy, subject to stockholder approval as further described in Proposal 2 below, and (iii) reduced the number of directors in the Class of 2014 to three.

The Board of Directors presently has ten members. The Board has nominated three directors for election to the class whose term of office expires in 2011. All of the nominees listed below are also incumbent directors previously elected by the stockholders. If elected at the annual meeting, each nominee would serve until the 2014 Annual Meeting and until his or her successor is elected and has qualified, or, if sooner, until his or her death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the annual meeting. Three of our directors attended the 2010 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

PROPOSAL 2

ELECTION OF DIRECTOR

As previously described above under Proposal 1, in April 2011, our Board approved the following actions to be effective at the annual meeting, (i) increased the number of directors in the Class of 2012 to four directors, (ii) appointed Mr. Gerard Mead to the Class of 2012 to fill the vacancy, subject to stockholder approval, and (iii) reduced the number of directors in the Class of 2014 to three. Mr. Mead currently sits on the Board of Directors of two of our affiliates, Gladstone Capital Corporation and Gladstone Commercial Corporation, in the class of directors whose term expires in 2012. The Board actions described were taken in an effort to align the board terms for each of the Gladstone entities on which Mr. Mead serves. While neither our Bylaws or other governing documents or law requires stockholder approval of the appointment of Mr. Mead to fill the vacancy which will exist in the Class of 2012 as a result of these Board actions, the Board is submitting this vote to stockholders as a matter of good corporate practice.

The Board has nominated one director for election to the class whose term of office expires in 2012. The nominee listed below is also an incumbent director previously elected by the stockholders. If elected at the annual meeting, the nominee would serve until the 2012 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until his death, resignation or removal.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors. The nominee receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our management. The person nominated for election has agreed to serve if elected. Our management has no reason to believe that the nominee will be unable to serve.

Set forth below is biographical information for each person nominated, each person whose term of office as a director will continue after the annual meeting, and each executive officer who is not a director.

Nominees for a Three-Year Term Expiring at the 2014 Annual Meeting of Stockholders

Other
Public Company
		Term of	Principal	Directorships
	Position(s)	Office and	Occupation(s)	Held by
	Held With	Length of	During the Past	Director for
Name, Age, Address	Company	Term Served	Five Years	Past Five Years

Disinterested Directors
Michela A. English (61)(1) Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Director	Term expires at 2011 Annual Meeting. Director since 2005.	President and Chief Executive Officer of Fight for Children, a non-profit charitable organization focused on providing high-quality education and health care services to underserved youth in Washington, DC. President of Discovery Consumer Products, the retail, publishing and licensing arm of Discovery Communications, Inc., the leading global real-world media and entertainment company, from 1996 to 2004.	Gladstone Commercial Corporation; Gladstone Capital Corporation
Anthony W. Parker (65)(2) Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Director	Term expires at 2011 Annual Meeting. Director since 2005.	Founder and Chairman of the Board of Parker Tide Corp. (formerly known as Snell Professional Corp. and Medical Funding Corporation) since 1977.	Gladstone Commercial Corporation; Gladstone Capital Corporation

Other
Public Company
		Term of	Principal	Directorships
	Position(s)	Office and	Occupation(s)	Held by
	Held With	Length of	During the Past	Director for
Name, Age, Address	Company	Term Served	Five Years	Past Five Years

Interested Director
George Stelljes III (49)(3)* Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Co-Vice Chairman and Chief Investment Officer	Term expires at 2011 Annual Meeting. Director since 2005.	Co-Vice Chairman of the Company since April 2008. Chief Investment Officer of the Company since 2005, and of Gladstone Capital Corporation since 2004. President of the Company from inception in 2005 through April 2008. Executive Vice President and Chief Investment Officer of Gladstone Capital Corporation from 2002 to 2004, and of Gladstone Commercial Corporation since 2003. President, Chief Investment Officer and a director of our Adviser. General partner and investment committee member of Patriot Capital since 2002.	Gladstone Capital Corporation; Gladstone Commercial Corporation; Intrepid Capital Corporation

Nominee for a One-Year Term Expiring at the 2012 Annual Meeting of Stockholders

Other
Public Company
		Term of	Principal	Directorships
	Position(s)	Office and	Occupation(s)	Held by
	Held With	Length of	During the Past	Director for
Name, Age, Address	Company	Term Served	Five Years	Past Five Years

Disinterested Director
Gerard Mead (67)(4) Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Director	Term expires at 2011 Annual Meeting. Director since 2005.	Chairman and founder of Gerard Mead Capital Management since 2003. Held various positions with Bethlehem Steel Corporation, including Director of Investment Research, Pension Trust Chairman and Fund Manager, from 1966 to 2003.	Gladstone Commercial Corporation; Gladstone Capital Corporation

Directors Continuing in Office Until the 2012 Annual Meeting of Stockholders

Other
Public Company
		Term of	Principal	Directorships
	Position(s)	Office and	Occupation(s)	Held by
	Held With	Length of	During the Past	Director for
Name, Age, Address	Company	Term Served	Five Years	Past Five Years

Disinterested Director
John Reilly (68)(5) Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Director	Term expires at 2012 Annual Meeting. Director since 2011.	President of Reilly Investment Corporation since 1987. From 1976 through 1984, President and CEO of Reilly Mortgage Group, Inc. From 1971 through 1976, served as Vice President of Walker & Dunlop, Inc. From 1967 through 1969, served as Research Engineer for Crane Company.	Gladstone Commercial Corporation; Gladstone Capital Corporation
Interested Directors
Terry Lee Brubaker (67)(6)* Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Co-Vice Chairman, Chief Operating Officer and Secretary	Term expires at 2012 Annual Meeting. Director since 2005.	Vice Chairman & Chief Operating Officer of the Company since 2005, and of Gladstone Capital Corporation and Gladstone Commercial Corporation since 2004. President and Chief Operating Officer of Gladstone Capital Corporation from 2001 to 2004, and of Gladstone Commercial Corporation from 2003 to 2004. Vice Chairman, Chief Operating Officer and a Director of our Adviser.	Gladstone Commercial Corporation; Gladstone Capital Corporation

David A.R. Dullum (63)(7)* Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Director and President	Term expires at 2012 Annual Meeting. Director since 2005.	President of the Company since April 2008. Senior Managing Director of our Adviser since February 2008. Partner of New England Partners, a venture capital firm, since 1995. President and a Director of Harbor Acquisition Corporation from May 2005 until May 2008.	Gladstone Commercial Corporation; Gladstone Capital Corporation

Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders

Other
Public Company
		Term of	Principal	Directorships
	Position(s)	Office and	Occupation(s)	Held by
	Held With	Length of	During the Past	Director for
Name, Age, Address	Company	Term Served	Five Years	Past Five Years

Disinterested Directors
Paul W. Adelgren (68)(8) Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Director	Term expires at 2013 Annual Meeting. Director since 2005.	Pastor of Missionary Alliance Church since 1997.	Gladstone Commercial Corporation; Gladstone Capital Corporation

John H. Outland (65)(9) Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Director	Term expires at 2013 Annual Meeting. Director since 2005.	Private investor since 2006. Vice President of Genworth Financial, Inc. from 2004 to 2006. Managing Director of 1789 Capital Advisers, a financial consulting company, from 2002 to 2004.	Gladstone Commercial Corporation; Gladstone Capital Corporation
Interested Director
David Gladstone (69)(10)* Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Chairman of the Board and Chief Executive Officer	Term expires at 2013 Annual Meeting. Director since 2005.	Founder, Chief Executive Officer and Chairman of the Board since our inception in 2005, of Gladstone Capital Corporation since its inception in 2001, and of Gladstone Commercial Corporation since its inception in 2003. Founder, Chief Executive Officer and Chairman of the Board of our Adviser.	Gladstone Commercial Corporation; Gladstone Capital Corporation

*	Messrs. Gladstone, Brubaker, Stelljes and Dullum are interested persons of Gladstone Investment Corporation, within the meaning of the 1940 Act, due to their positions as our officers.

(1)	Ms. English was selected to serve as an independent director on our Board, and to be nominated to serve another directorship term, due to her greater than twenty-five years of senior management experience at various corporations and non-profit organizations as well as her past service on our Board since 2005.

(2)	Mr. Parker was selected to serve as an independent director on our Board, and to be nominated to serve another directorship term, due to his business expertise of more than twenty-five years, his wealth of experience as CEO of his own business, his knowledge in the field of corporate taxation, and his past service on our Board since 2005. Mr. Parker’s knowledge of corporate tax and operating his own company was instrumental in his appointment to the chairmanship of our Audit Committee.

(3)	Mr. Stelljes was selected to serve as a director on our Board, and to be nominated to serve another directorship term, due to his more than twenty-five years of experience in the investment analysis, management, and advisory industries as well as his past service on our Board since 2005.

(4)	Mr. Mead was selected to serve as an independent director on our Board, and to be nominated to serve another directorship term, due to his more than forty years of experience in various areas of the investment analysis and management fields as well as his past service on our Board since 2005.

(5)	Mr. Reilly was selected to serve as an independent director on our Board due to his expertise and wealth of experience in the real estate and mortgage industry and operating his own business.

(6)	Mr. Brubaker was selected to serve as a director on our Board due to his more than thirty years of experience in various mid-level and senior management positions at several corporations as well as his past service on our Board since our inception.

(7)	Mr. Dullum was selected to serve as an independent director on our Board due to his more than thirty years of experience in various areas of the investment industry as well as his past service on our Board since 2005.

(8)	Mr. Adelgren was selected to serve as an independent director on our Board due to his strength and experience in ethics, which also led to his appointment to the chairmanship of our Ethics, Nominating & Corporate Governance Committee.

(9)	Mr. Outland was selected to serve as an independent director on our Board due to his more than twenty years of experience in the real estate and mortgage industry as well as his past service on our Board since 2005.

(10)	Mr. Gladstone was selected to serve as a director on our Board due to the fact that he is our founder and has greater than thirty years of experience in the investment industry, including his service as our chairman and chief executive since our inception.

Executive Officers Who Are Not Directors

		Term of	Principal
		Office and	Occupation(s)
	Position(s) Held	Length of	During the Past
Name, Age, Address	With Company	Term Served	Five Years

David Watson (35) Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Chief Financial Officer	Executive Officer since 2010.	Chief Financial Officer of the Company since January 2010 and Chief Financial Officer for Gladstone Capital Corporation since January 2011. Director of Portfolio Accounting of MCG Capital from July 2007 until January 2010. Associate Director for Navigant Consulting Inc. from July 2004 until July 2007.
Gary Gerson (46) Gladstone Investment Corporation 1521 Westbranch Drive Suite 200 McLean, Virginia 22102	Treasurer	Executive Officer since 2006.	Treasurer since 2006. Treasurer of Gladstone Capital Corporation, Gladstone Commercial Corporation, and our Adviser since 2006. Assistant Vice President of Finance at the Bozzuto Group, a real estate developer, manager and owner, from 2004-2006.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF EACH
NAMED NOMINEE FOR DIRECTOR UNDER PROPOSALS 1 AND 2.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

As required under the Nasdaq Stock Market (“NASDAQ”) listing standards, our Board annually determines each director’s independence, and continually assesses the independence of each of the directors throughout the year. The NASDAQ listing standards provide that a director of a business development company is considered to be independent if he or she is not an “interested person” of ours, as defined in Section 2(a)(19) of the 1940 Act. Section 2(a)(19) of the 1940 Act defines an “interested person” to include, among other things, any person who has, or within the last two years had, a material business or professional relationship with us.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Adelgren, Mead, Outland, Parker and Reilly and Ms. English. In making this determination, our Board found that no director or director nominee had a material or other disqualifying relationship with us. Mr. Gladstone, the chairman of our Board and chief executive officer, Mr. Brubaker, our co-vice chairman, chief operating officer and secretary, Mr. Stelljes, our co-vice chairman and chief investment officer, and Mr. Dullum, a director and our president, are not independent directors by virtue of their positions as our officers and their employment by our Adviser.

Meetings of the Board of Directors

Our Board met four times during the last fiscal year. Each director attended 75% or more of the aggregate of the meetings of our Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member.

As required under applicable NASDAQ listing standards, which require regularly scheduled meetings of independent directors, our independent directors met four times during fiscal 2011 in regularly scheduled executive sessions at which only independent directors were present.

Corporate Leadership Structure

Since our inception, Mr. Gladstone has served as chairman of our Board and our chief executive officer. Our Board believes that our chief executive officer is best situated to serve as chairman because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. In addition, Mr. Adelgren, one of our independent directors, serves as the Lead Director for all meetings of our independent directors held in executive session. The Lead Director has the responsibility of presiding at all executive sessions of our Board, consulting with the chairman and chief executive officer on Board and committee meeting agendas, acting as a liaison between management and the independent directors and facilitating teamwork and communication between the independent directors and management.

Our Board believes the combined role of chairman and chief executive officer, together with an independent Lead Director, is in the best interest of stockholders because it provides the appropriate balance between strategic development and independent oversight of risk management. In coming to this conclusion, the Board considered the importance of having an interested chairperson that is familiar with our day-to-day management activities, our portfolio companies and the operations of our Adviser. The Board concluded that the combined role enhances, among other things, the Board’s understanding of our investment portfolio, business, finances and risk management efforts. In addition, the Board believes that Mr. Gladstone’s employment by the Adviser better allows for the efficient mobilization of the Adviser’s resources at the Board’s behest and on its behalf.

Our Board has four committees: an Audit Committee, a Compensation Committee, an Executive Committee and an Ethics, Nominating and Corporate Governance Committee. The following table shows the current composition of each of the committees of our Board:

Ethics, Nominating and
Name	Audit	Compensation	Executive	Corporate Governance

Paul W. Adelgren †		X		*X
Terry Lee Brubaker			X
Michela English	X
David Gladstone			*X
John H. Outland		*X		X
Anthony W. Parker	*X		X
Gerard Mead	X	X
Jack Reilly	X

†	Lead Independent Director

*	Committee Chairperson

Below is a description of each committee of our Board. All committees other than the Executive Committee have the authority to engage legal counsel or other experts or consultants, as they deem appropriate to carry out their responsibilities. Our Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us (other than with respect to the Executive Committee, for which there are no applicable independence requirements).

Audit Committee

The Audit Committee of our Board oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” During fiscal 2010, the Audit Committee was comprised of Messrs. Parker (Chairperson) and Mead and Ms. English. On January 11, 2011, the Board of Directors appointed Mr. Reilly as the fourth member of the Audit Committee. Messrs. Adelgren and Outland currently serve as alternate members of the Audit Committee. Alternate members of the Audit Committee serve and participate in meetings of the Audit Committee only in the event of an absence of a regular member of the Audit Committee. The Audit Committee met eight times during the last fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.gladstoneinvestment.com.

Our Board reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that all members and alternate members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). No members of the Audit Committee received any compensation from us during the last fiscal year other than directors’ fees. Our Board has unanimously determined that all Audit Committee members and alternate members are financially literate under current NASDAQ rules and that at least one member qualifies as an “audit committee financial expert.” Our Board made a qualitative assessment of the members’ level of knowledge and experience based on a number of factors, including formal education and experience. Messrs. Mead, Parker and Reilly and Ms. English also serve on the audit committees of Gladstone Commercial Corporation and Gladstone Capital Corporation. Our Audit Committee’s alternate members, Messrs. Adelgren and Outland, also serve as alternate members on the audit committees of Gladstone Commercial Corporation and Gladstone Capital Corporation. Our Board has determined that this simultaneous service does not impair the respective directors’ ability to effectively serve on our Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, with and without management present. The Audit Committee included in its review results of the independent registered public accounting firm’s examinations, the Company’s internal controls, and the quality of the Company’s financial reporting. The Audit Committee also reviewed the Company’s procedures and internal control processes designed to ensure full, fair and adequate financial reporting and disclosures, including procedures for certifications by the Company’s chief executive officer and chief financial officer that are required in periodic reports filed by the Company with the Securities and Exchange Commission. The Audit Committee further reviewed with the independent registered public accounting firm their opinion on the effectiveness of the internal control over financial reporting of the Company. The Audit Committee is satisfied that the Company’s internal control system is adequate and that the Company employs appropriate accounting and auditing procedures.

The Audit Committee also has discussed with PricewaterhouseCoopers LLP matters relating to the independent registered public accounting firm’s judgments about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting as required by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence (Communications with Audit Committees). The Audit Committee discussed and reviewed with PricewaterhouseCoopers LLP the Company’s critical

 1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “1933 Act”) or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

accounting policies and practices, internal controls, other material written communications to management, and the scope of PricewaterhouseCoopers LLP’s audits and all fees paid to PricewaterhouseCoopers LLP during the fiscal year. The Audit Committee adopted guidelines requiring review and pre-approval by the Audit Committee of audit and non-audit services performed by PricewaterhouseCoopers LLP for the Company. The Audit Committee has reviewed and considered the compatibility of PricewaterhouseCoopers LLP’s performance of non-audit services with the maintenance of PricewaterhouseCoopers’ independence as the Company’s independent registered public accounting firm.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 for filing with the Securities and Exchange Commission. In addition, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2012.

Submitted by the Audit Committee
Anthony W. Parker, Chairperson
Michela A. English
Gerard Mead
John Reilly

Compensation Committee

The Compensation Committee operates pursuant to a written charter that is available to stockholders on our website at www.gladstoneinvestment.com. The Compensation Committee conducts periodic reviews of our investment advisory and management agreement with our Adviser (the “Advisory Agreement”) and our administration agreement with our Administrator (the “Administration Agreement”) to evaluate whether the fees paid to our Adviser and our Administrator under the agreements are in the best interests of us and our stockholders. The committee considers in such periodic reviews, among other things, whether the salaries and bonuses paid to our executive officers by our Adviser and our Administrator are consistent with our compensation philosophies, whether the performance of our Adviser and our Administrator are reasonable in relation to the nature and quality of services performed and whether the provisions of the Advisory and Administration Agreements are being satisfactorily performed. The Compensation Committee also reviews with management our Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings. During the last fiscal year, the Compensation Committee was comprised of Messrs. Maurice Coulon (Chairperson), Outland and Mead for the first two quarters. Mr. Coulon resigned as a director and, consequently, a committee member, effective September 30, 2010. He was replaced by Mr. Adelgren, who was appointed as a committee member on October 1, 2010, the same day that Mr. Outland, was appointed Chairperson. Therefore, for the final two quarters of the last fiscal year, the Compensation Committee was comprised of Messrs. Outland (Chairperson), Adelgren and Mead. Mr. Parker and Ms. English continue to serve as alternate members of the Compensation Committee. Alternate members of the Compensation Committee serve and participate in meetings of the Compensation Committee only in the event of an absence of a regular member of the Compensation Committee. The Compensation Committee met four times during the last fiscal year.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Messrs. Adelgren, Coulon, Outland and Mead all served on the Compensation Committee for one half or all of the fiscal year. None of Messrs. Adelgren, Coulon, Outland or Mead is or has been one of our executive officers. Further, none of our executive officers has ever served as a member of the compensation committee or as a director of another entity any of whose executive officers served on our Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

Submitted by the Compensation Committee
John H. Outland, Chairperson
Paul Adelgren
Gerard Mead

Ethics, Nominating and Corporate Governance Committee

The Ethics, Nominating and Corporate Governance Committee of our Board is responsible for identifying, reviewing and evaluating candidates to serve as our directors (consistent with criteria approved by our Board), reviewing and evaluating incumbent directors, recommending to our Board for selection candidates for election to our Board, making recommendations to our Board regarding the membership of the committees of our Board, assessing the performance of our Board, and developing our corporate governance principles. Our Ethics, Nominating and Corporate Governance Committee charter can be found on our website at www.gladstoneinvestment.com. During the first two quarters of the last fiscal year, the Ethics, Nominating and Corporate Governance Committee was comprised of Messrs. Adelgren (Chairperson) and Coulon. Messrs. Parker, Mead, Outland and Ms. English served as alternate members of the Ethics, Nominating and Corporate Governance Committee. Mr. Coulon resigned from the Board and the Ethics, Nominating and Corporate Governance Committee, effective September 30, 2010. He was replaced on October 1, 2010 by Mr. Outland. Currently, Messrs. Parker and Mead, and Ms. English serve as alternate committee members. Alternate members of the Ethics, Nominating and Corporate Governance Committee serve and participate in meetings of the committee only in the event of an absence of a regular member of the committee. Each member of the Ethics, Nominating and Corporate Governance Committee is independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Ethics, Nominating and Corporate Governance Committee met four times during the last fiscal year.

Qualifications for Director Candidates

The Ethics, Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Ethics, Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously

 2 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the 1933 Act or the 1934 Act, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

represent the long-term interests of our stockholders. However, the Ethics, Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders.

Though we have no formal policy addressing diversity, the Ethics, Nominating and Corporate Governance Committee and Board believe that diversity is an important attribute of directors and that our Board should be the culmination of an array of backgrounds and experiences and be capable of articulating a variety of viewpoints. Accordingly, the Ethics, Nominating and Corporate Governance Committee considers in its review of director nominees factors such as values, disciplines, ethics, age, gender, race, culture, expertise, background and skills, all in the context of an assessment of the perceived needs of us and our Board at that point in time in order to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Ethics, Nominating and Corporate Governance Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Ethics, Nominating and Corporate Governance Committee also determines whether such new nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Ethics, Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Ethics, Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. The Ethics, Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to our Board by majority vote. To date, the Ethics, Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

Stockholder Recommendation of Director Candidates to the Ethics, Nominating and Corporate Governance Committee

The Ethics, Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Ethics, Nominating and Corporate Governance Committee does not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Ethics, Nominating and Corporate Governance Committee to become nominees for election to our Board may do so by timely delivering a written recommendation to the Ethics, Nominating and Corporate Governance Committee at the address set forth on the cover page of this proxy statement and containing the information required by our Bylaws.

For nominations for election to our Board or other business to be properly brought before an annual meeting by a stockholder, the stockholder must comply with the advance notice provisions and other requirements of Article III, Section 5 of our Bylaws. These notice provisions require that nominations for directors must be received no earlier than April 5, 2012 (120 days before the first anniversary of the 2011 Annual Meeting of Stockholders) and no later than May 5, 2012 (90 days before the first anniversary of the 2011 Annual Meeting of Stockholders). In the event that an annual meeting is advanced or delayed by more than 30 days from the first anniversary of the prior year’s annual meeting, notice by the stockholder, to be timely, must be delivered not earlier than the close of business on the 120th day prior to such annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Ethics, Nominating and Corporate Governance Committee has not received or rejected a timely director nominee proposal from a stockholder or stockholders holding more than 5% of our voting stock.

Stockholder Communications with the Board of Directors

Our Board has adopted a formal process by which our stockholders may communicate with our Board or any of its directors. Persons interested in communicating with our Board with their concerns or issues may address correspondence to our Board, to a particular director, or to the independent directors generally, in care of Gladstone Investment Corporation, Attention: Investor Relations, at 1521 Westbranch Drive, Suite 200, McLean, Virginia 22102. This information is also contained on our website at www.gladstoneinvestment.com.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers and directors and to the employees of our Adviser and our Administrator. The Ethics, Nominating and Corporate Governance Committee reviews, approves and recommends to our Board any changes to the Code of Business Conduct and Ethics (the “Code”). They also review any violations of the Code and make recommendations to our Board on those violations. The Code is available on our website at www.gladstoneinvestment.com. If we make any substantive amendments to the Code or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

The Executive Committee

The Executive Committee, which is comprised of Messrs. Gladstone (Chairman), Brubaker and Parker, has the authority to exercise all powers of our Board except for actions that must be taken by a majority of independent directors or the full Board under applicable rules and regulations. The Executive Committee did not meet during the last fiscal year.

Oversight of Risk Management

Since September 2007, Jack Dellafiora has served as our chief compliance officer and, in that position, Mr. Dellafiora directly oversees our enterprise risk management function and reports to our chief executive officer, the Audit Committee and our Board in this capacity. In fulfilling his risk management responsibilities, Mr. Dellafiora works closely with our internal counsel and members of our executive management including, among others, our chief executive officer, chief financial officer, chief investment officer and chief operating officer.

Our Board, in its entirety, plays an active role in overseeing management of our risks. Our Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Each committee of our Board plays a distinct role with respect to overseeing management of our risks:

•	Audit Committee: Our Audit Committee oversees the management of enterprise risks. To this end, our Audit Committee meets at least annually (i) to discuss our risk management guidelines, policies and exposures and (ii) with our independent registered public accounting firm to review our internal control environment and other risk exposures.

•	Compensation Committee: Our Compensation Committee oversees the management of risks relating to the fees paid to our Adviser and Administrator under the Advisory Agreement and the Administration Agreement, respectively. In fulfillment of this duty, the Compensation Committee meets at least annually to review these agreements. In addition, the Compensation Committee reviews the performance of our Adviser to determine whether the compensation paid to our Adviser was reasonable in relation to the nature and quality of services performed and whether the provisions of the Advisory Agreement were being satisfactorily performed.

•	Ethics, Nominating and Corporate Governance Committee: Our Ethics, Nominating and Corporate Governance Committee manages risks associated with the independence of our Board and potential conflicts of interest.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the committees each report to our Board on a regular basis to apprise our Board regarding the status of remediation efforts of known risks and of any new risks that may have arisen since the previous report.

PROPOSAL 3
TO AUTHORIZE US, WITH THE APPROVAL OF OUR BOARD OF DIRECTORS, TO ISSUE AND SELL SHARES OF OUR COMMON STOCK (DURING THE NEXT 12 MONTHS) AT A PRICE BELOW ITS THEN CURRENT NET ASSET VALUE PER SHARE SUBJECT TO CERTAIN LIMITATIONS SET FORTH HEREIN (INCLUDING, WITHOUT LIMITATION, THAT THE CUMULATIVE NUMBER OF SHARES ISSUED AND SOLD PURSUANT TO SUCH AUTHORITY DOES NOT EXCEED 25% OF OUR THEN OUTSTANDING COMMON STOCK IMMEDIATELY PRIOR TO EACH SUCH SALE)

Stockholder Authorization

The 1940 Act generally prohibits us, as a business development company (“BDC”) from issuing and selling shares of our common stock at a price below the then current net asset value (“NAV”) per share of our stock, with certain exceptions. One such exception would permit us to issue and sell shares of our common stock at a price below net asset value per share at the time of sale if our stockholders approve a sale below net asset value per share within the one year period immediately prior to any such sale, provided that our Board makes certain determinations prior to any such sale.

Accordingly, we are seeking the approval of our stockholders so that we may, in one or more public or private offerings, issue and sell shares of our common stock at a price below our then current NAV per share. It should be noted that the maximum number of shares that we could issue and sell at a per share price below NAV per share pursuant to this authority would be limited to 25% of our then outstanding common stock immediately prior to each such sale. If approved, the authorization would be effective for a period expiring on the first anniversary of the date of the stockholders’ approval of this proposal and would permit us to engage in such transactions at various times within that period, subject to further approval from our Board.

Generally, common stock offerings are priced based on the market prices of the outstanding shares of common stock. Because over the last two years our common stock has consistently, and at times significantly, traded at a market price below net asset value per share, stockholder approval would permit us to issue and sell shares of our common stock in accordance with pricing standards that market conditions generally require, and would also assure stockholders that the number of shares issued and sold pursuant to such authority does not exceed 25% of our then outstanding common stock immediately prior to each such sale. If stockholders approve this proposal, we should have greater flexibility in taking advantage of changing market and financial conditions in connection with an equity offering. As of the date of this proxy statement, our Board has approved an offering of this type in principle, but has not approved the terms of a specific offering, nor does it have any immediate plans to do so.

Reasons to Offer Common Stock Below Net Asset Value

We believe that market conditions will continue to provide opportunities to invest new capital at potentially attractive returns. Although we are seeing increased stability over recent months, for the past several years, U.S. credit markets, including many lending institutions, have experienced significant difficulties resulting from the recent U.S. recession and current difficult economic conditions. This has contributed to significant stock price volatility for capital providers such as our company and has made access to capital more challenging for many smaller businesses. However, these changes in the credit market conditions also have beneficial effects for capital providers like us because small business are selling for lower prices, are generally willing to pay higher interest rates and to accept more contractual terms that are more favorable to us in their investment agreements. Accordingly, for firms that continue to have access to capital, we believe that the current environment should provide investment opportunities on more favorable terms than have been available in recent periods. Our ability to take advantage of these opportunities is dependent upon our access to equity capital.

As a BDC and a regulated investment company (“RIC”) for tax purposes, we are dependent on our ability to raise capital through the issuance of common stock. RICs generally must distribute substantially all of their earnings to stockholders as dividends in order to achieve pass-through tax treatment, which prevents us from using those earnings to support new investments. Further, BDCs must maintain a debt to equity ratio of less than one dollar of debt for one dollar of equity, which requires us to finance our investments with at least as much equity as debt in the aggregate. We maintain sources of liquidity through a portfolio of liquid assets and other means but generally attempt to remain close to fully invested and do not hold substantial cash for the purpose of making new investments. Therefore, to continue to build our investment portfolio, and thereby have the ability to support the maintenance of our dividends, we endeavor to maintain consistent access to capital through the public and private equity markets enabling us to take advantage of investment opportunities as they arise.

Since our initial public offering in 2005, our common stock has consistently traded at a discount in relation to its net asset value. The following table lists the high and low closing sales prices for our common stock, and such closing sales price as a percentage of net asset value. On June 13, 2011, the last reported closing sale price of our common stock was $7.17 per share.

				Discount	Discount
		Closing Sales		of High Closing Sales	of Low Closing Sales
		Price		Price	Price
	NAV(1)	High	Low	to NAV(2)	to NAV(2)

Fiscal Year ended March 31, 2009
First Quarter	$10.77	$9.78	$6.31	9%	41%
Second Quarter	$10.57	$8.08	$6.00	24%	43%
Third Quarter	$10.15	$6.83	$3.09	33%	70%
Fourth Quarter	$9.73	$5.85	$2.40	40%	75%
Fiscal Year ended March 31, 2010
First Quarter	$9.19	$5.38	$3.52	41%	62%
Second Quarter	$8.24	$5.37	$4.02	35%	51%
Third Quarter	$7.93	$5.11	$4.41	36%	44%
Fourth Quarter	$8.74	$6.23	$4.61	29%	47%
Fiscal Year ended March 31, 2011
First Quarter	$8.86	$6.89	$5.13	22%	42%
Second Quarter	$8.43	$6.93	$5.52	18%	35%
Third Quarter	$9.00	$7.90	$6.61	12%	27%
Fourth Quarter	$9.00	$8.28	$6.92	8%	23%

(1)	Net asset value per share is determined as of the last day in the relevant quarter and, therefore, may not reflect the net asset value per share on the date of the high and low closing sales prices. The per share net asset values shown are based on outstanding shares at the end of each period.

(2)	Calculated as the difference between the net asset value per share and the respective high or low closing sales price, divided by net asset value per share.

The current volatility in the credit market and the uncertainty surrounding the U.S. economy has led to significant stock market fluctuations, particularly with respect to the stock of financial services companies like our company. During times of increased price volatility, our common stock may be more likely to trade at a price below its net asset value per share, which is not uncommon for BDCs like us. As noted above, however, the current market dislocation has created, and we believe will continue to create, favorable opportunities to invest in small businesses, including opportunities that we believe may increase net asset value over the longer-term, even if financed with the issuance of common stock below net asset value per share. We expect that attractive investment opportunities will require us to make an investment commitment quickly. Because we generally attempt to remain fully invested and do not intend to maintain cash for the purpose of making these investments, we may be unable to capitalize on investment opportunities presented to us unless we are able to quickly raise capital. We believe that stockholder approval of the proposal to issue and sell shares below net asset value per share subject to the conditions detailed below will provide us with the flexibility to invest in such opportunities.

The Board believes that having the flexibility to issue and sell our common stock below net asset value per share in certain instances is in the best interests of stockholders. If we are unable to access the capital markets as attractive investment opportunities arise, our ability to grow over time and continue to pay steady or increasing dividends to stockholders could be adversely affected. It could also have the effect of forcing us to sell assets that we would not otherwise sell, and such sales could occur at times that are disadvantageous to sell. The Board also believes that increasing our assets will lower our expense ratio by spreading our fixed costs over a larger asset base. The issuance and sale of additional common stock might also enhance the liquidity of our common stock on the NASDAQ Global Select Market. Additionally, while it is possible for a BDC to issue and sell its shares through a transferable rights offering at a price that is below net asset value per share, such offerings may ultimately be at a discount greater than in an offering of our shares at a market price below our net asset value per share, thus we believe that having the ability to issue and sell our common stock below net asset value per share in accordance with the terms of this proposal would, in many instances, be preferable to such an issuance pursuant to a transferable rights offering.

Example of Dilutive Effect of the Issuance of Shares Below Net Asset Value

Company XYZ has 1,000,000 total shares outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The NAV of the common stock of Company XYZ is $10.00.

The following table illustrates the reduction to NAV and the dilution experienced by Stockholder A following the sale of 40,000 shares of the common stock of Company XYZ at $9.50 per share, a price below its then current NAV.

	Prior to Sale	Following Sale	Percentage
	Below NAV	Below NAV	Change

Reduction to NAV
Total Shares Outstanding	1,000,000	1,040,000	4.0%
NAV	$10.00	$9.98	(0.2)%
Dilution to Stockholder A
Shares Held by Stockholder A	10,000	10,000 (1)	—
Percentage Held by Stockholder A	1.00%	0.96%	(3.8)%
Total Interest of Stockholder A	$100,000	$99,808	(0.2)%

(1)	Assumes that Stockholder A does not purchase additional shares in the equity offering of shares below net asset value.

Conditions to Sales Below Net Asset Value

If this proposal is approved, we would not issue and sell our common stock below its per share net asset value unless (i) the number of shares issued and sold pursuant to such authority does not exceed 25% of our then outstanding common stock immediately prior to each such sale, and (ii) our Board concludes that there are attractive near-term investment opportunities that it reasonably believes will lead to a long-term increase in net asset value. In making such a determination, our Board will have a duty to act in the best interests of us and our stockholders. To the extent we issue and sell shares of our common stock below net asset value per share in a publicly registered transaction, our market capitalization and the amount of our publicly tradable common stock will increase, thus affording all common stockholders potentially greater liquidity in the market for our shares.

If this proposal is approved, we will issue and sell shares of our common stock at a price below net asset value per share only if a majority of our directors who have no financial interest in the issuance and sale, and a majority of such directors who are not interested persons of ours, have determined in good faith that the price at which such securities are to be issued and sold is not less than a price which closely approximates the market value of those securities, less any distributing commission or discount. This determination must be made in consultation with the underwriter or underwriters of the offering, if any, and as of a time immediately prior to the first solicitation by us or on our behalf of firm commitments to purchase such securities or immediately prior to the issuance of such securities.

Key Stockholder Considerations

Before voting on this proposal or giving proxies with regard to this matter, stockholders should consider the potentially dilutive effect of the issuance and sale of shares of our common stock in accordance with the terms of this proposal, and should also consider the effect that the expenses associated with such issuance and sale may have on the net asset value per outstanding share of our common stock. Any issuance and sale of common stock at a price below net asset value per share would result in an immediate dilution to existing common stockholders. If we issue and sell share in accordance with the terms of this proposal, the resulting dilution could be substantial. This dilution would include reduction in the net asset value per share as a result of the issuance and sale of shares a proportionately greater decrease in a stockholder’s interest in our earnings and assets, and in voting interests, than the increase in our assets resulting from such issuance and sale. In addition, any payment of underwriting compensation could further increase the dilution. Our Board will consider the potential dilutive effect of the issuance and sale of shares in accordance with this proposal when considering whether to authorize any such issuance and sale. It should be noted that the maximum number of shares that we could issue and sell at a per share price below NAV per share pursuant to this authority would be limited to 25% of our then outstanding common stock immediately prior to each such sale. The 1940 Act establishes a connection between common share sale price and net asset value per share because, when stock is sold at a sale price below net asset value per share, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer.

Required Vote

The affirmative vote of each of the following is required to approve this proposal: (1) a majority of our outstanding voting securities; and (2) a majority of our outstanding voting securities that are not held by affiliated persons of the Company. For purposes of this proposal, the 1940 Act defines a majority of the outstanding voting securities as the vote of the lesser of: (1) 67% or more of the voting securities of the Company present at the annual meeting, if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (2) more than 50% of the outstanding voting securities of the Company. Each abstention and broker non-vote will have the effect of a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm, which will audit the Company’s financial statements for the fiscal year ending March 31, 2012, and has further directed that management submit the selection of PwC as the Company’s independent registered public accounting firm for ratification by the stockholders at the annual meeting. PwC has audited the Company’s financial statements since its fiscal year ended March 31, 2006. Representatives of PwC are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion and subject to approval by our Board in accordance with the 1940 Act, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PwC. Abstentions and broker non-votes will be considered present and entitled to vote for the purpose of determining whether a quorum exists, although they will not be counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm Fees

The following table represents the aggregate amount of fees capitalized or expensed by us for the fiscal years ended March 31, 2010 and March 31, 2011 that were billed by PwC, our principal independent registered public accounting firm.

	2011	2010

Audit Fees	$283,118	$265,000
Audit-related Fees(1)	$18,525	$64,500
Tax Fees(2)	$9,500	$9,500
Total	$311,143	$339,000

(1)	“Audit-related Fees” consist primarily of fees related to SEC filings and other related services.

(2)	“Tax Fees” consist of fees for tax compliance and preparation services and other state tax research.

All fees described above were approved by the Audit Committee. During the fiscal year ended March 31, 2011, the aggregate non-audit fees billed by PwC for services rendered to our Adviser and any entity controlling, controlled by or under common control with our Adviser that provides ongoing services to us was $9,500. All of these fees were for professional services rendered to our Adviser for audit and tax services. The Audit Committee has considered whether, and believes that, the rendering of these services to our Adviser is compatible with maintaining the independent registered public accounting firm’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PwC. The policy generally pre-approves specified services in the defined categories of audit services, audit related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services currently being provided by PwC is compatible with maintaining the independent registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

The following table sets forth, as of June 7, 2011 (unless otherwise indicated), the beneficial ownership of each current director, each of the executive officers, the executive officers and directors as a group and each stockholder known to our management to own beneficially more than 5% of the outstanding shares of common stock. Except as otherwise noted, the address of the individuals below is c/o Gladstone Investment Corporation, 1521 Westbranch Drive, Suite 200, McLean, VA 22102.

	Beneficial Ownership(1)
					Aggregate
					Dollar Range
					of Equity Securities
			Dollar Range of		of all Funds by
			Equity Securities of		Directors and
			the Company Owned		Executive Officers
			by Directors and		in Family of
	Number of	Percent of	Executive		Investment
Name and Address	Shares	Total	Officers(2)		Companies(2)(3)

Executive Officers and Directors:
David Gladstone	236,688	*	Over $	100,000	Over $	100,000
Terry Lee Brubaker(4)	23,885	*	Over $	100,000	Over $	100,000
George Stelljes III	25,286	*	Over $	100,000	Over $	100,000
David Watson	5,060	*		$10,001-$50,000		$10,001-$50,000
Gary Gerson(5)	578	*		$1-$10,000		$10,001-$50,000
Anthony W. Parker	7,155	*		$50,001-$100,000	Over $	100,000
David A.R. Dullum(6)	32,065	*	Over $	100,000	Over $	100,000
Michela A. English	1,333	*		$1-$10,000		$50,001-$100,000
Paul Adelgren	2,674	*		$10,001-$50,000	Over $	100,000
John H. Outland	1,956	*		$10,001-$50,000		$50,001-$100,000
Gerard Mead	12,019	*		$50,001-$100,000	Over $	100,000
John Reilly	4,000	*		$10,001-$50,000		$50,001-$100,000
All executive officers and directors as a group (12 persons)	352,699	1.5%		N/A		N/A
Other Stockholders:
Wellington Management Company, LLP(7)	2,084,231	9.4%		N/A		N/A
280 Congress St.
Boston, MA 02210
Burgundy Asset Management Ltd.(8)	2,345,400	10.6%		N/A		N/A
181 Bay Street, Suite 4510 Bay Wellington Tower Toronto, Ontario M5J 2T3

*	Less than 1%

(1)	This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and sole investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 22,080,133 shares outstanding on June 7, 2011.

(2)	Ownership calculated in accordance with Rule 16a-1(a)(2) of the Exchange Act. The dollar range of our equity securities beneficially owned is calculated by multiplying the closing price of Common Stock as reported on The Nasdaq Global Select Market as of June 7, 2011, times the number of shares beneficially owned.

(3)	Each of our directors and executive officers, other than Mr. Watson, is also a director or executive officer, or both, of Gladstone Capital, our affiliate and a business development company, and Gladstone Commercial, our affiliate and a real estate investment trust, each of which is also externally managed by our Adviser.

(4)	Includes 4,178 shares held by Mr. Brubaker’s spouse.

(5)	Includes 445 shares held by Mr. Gerson’s spouse.

(6)	Includes 1,349 shares held by Mr. Dullum’s spouse.

(7)	This information has been obtained from a Form 13F filed by Wellington Management Company, LLP (“Wellington”) on May 15, 2011, according to which Wellington has sole voting and investment power with respect to all 2,084,231 shares reported as beneficially owned.

(8)	This information has been obtained from a Form 13F filed by Burgundy Asset Management Ltd. (“Burgundy”) on May 12, 2011, according to which Burgundy has sole voting and investment power with respect to all 2,345,400 shares reported as beneficially owned.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended March 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that one report, covering two transactions, was filed 16 days late by Michael LiCalsi.

COMPENSATION DISCUSSION AND ANALYSIS

Our chief executive officer, chief operating officer, chief investment officer, chief financial officer and treasurer are salaried employees of our Adviser and our Administrator, which are affiliates of ours. Our Adviser and Administrator pay the salaries and other employee benefits of the persons in their respective organizations that render services for us. These services have been and continue to be provided pursuant to the terms of the Advisory Agreement and the Administration Agreement, as applicable.

Compensation Philosophy

For our long-term success and enhancement of long-term stockholder value, we depend on the management and analytical abilities of our executive officers, who are employees of, and are compensated by, our Adviser and Administrator. Our philosophy focuses on attracting, retaining and rewarding executive officers and others who contribute to our long-term success and motivating them to enhance stockholder value through our Compensation Committee’s oversight of our Adviser’s compensation practices under the terms of the Advisory Agreement. The key elements of our compensation philosophy include:

•	ensuring that base salary paid to our executive officers is competitive with other leading companies with which we compete for talented investment professionals;

•	ensuring that bonuses paid to our executive officers are sufficient to provide motivation to achieve our principal business and investment goals and to bring total compensation to competitive levels; and

•	providing incentives to ensure that our executive officers are motivated over the long term to achieve our business and investment objectives.

Base Salary and Bonuses

During the fiscal year ended March 31, 2011, the Compensation Committee fulfilled its oversight role by reviewing the Advisory Agreement to determine whether the fees paid to our Adviser were in the best interests of the stockholders. The Compensation Committee has also reviewed the performance of our Adviser to determine whether the compensation paid to our executive officers was reasonable in relation to the nature and quality of services performed and whether the provisions of the Advisory Agreement were being satisfactorily performed. Specifically, the committee considered factors such as:

•	the pay practices of our Adviser in relation to those of leading financial services companies with which our Adviser competes to attract and retain talented investment professionals;

•	the amount of the fees paid to our Adviser in relation to our size and the composition and performance of our investments;

•	our Adviser’s ability to hire, train, supervise and manage new employees as needed to effectively manage our future growth;

•	the success of our Adviser in generating appropriate investment opportunities;

•	rates charged to other investment entities by advisers performing similar services;

•	additional revenues realized by our Adviser and its affiliates through their relationship with us, whether paid by us or by others with whom we do business;

•	the value of our assets each quarter;

•	the quality and extent of service and advice furnished by our Adviser;

•	the quality of our portfolio relative to the investments generated by our Adviser for its other clients; and

•	the extent to which our Adviser’s performance helped us to achieve our principal business and investment objectives of generating income for our stockholders in the form of quarterly cash distributions that grow over time and increasing the value of our common stock.

The Compensation Committee’s oversight role also includes review of the above-described factors with regard to the compensation of the employees of our Administrator, including our chief financial officer and treasurer, and our Administrator’s performance under the Administration Agreement. Our Board may, pursuant to the terms of each of the Advisory and Administration Agreements, terminate either of the agreements at any time and without penalty, upon sixty days’ prior written notice to our Adviser or our Administrator, as applicable. In the event of an unfavorable periodic review of the performance of our Adviser or our Administrator in accordance with the criteria set forth above, the Compensation Committee would provide a report to our Board of its findings and provide suggestions of remedial measures, if any, to be sought from our Adviser or our Administrator, as applicable. If such recommendations are, in the future, made by the Compensation Committee and are not implemented to the satisfaction of the Compensation Committee, it may recommend exercise of our termination rights under the Advisory Agreement or Administration Agreement.

Long-Term Incentives

The Compensation Committee believes that the incentive structure provided for under the Advisory Agreement is an effective means of creating long-term stockholder value and promoting executive retention.

In addition to a base management fee, the Advisory Agreement includes incentive fees that we pay to our Adviser if our performance reaches certain benchmarks. These incentive fees are intended to provide an additional incentive for our Adviser to achieve targeted levels of net investment income and to increase distributions to our stockholders. The incentive fee consists of two parts: an income-based incentive fee and a capital gains incentive fee. The income-based incentive fee rewards our Adviser if our quarterly net investment income (before giving effect to any incentive fee) exceeds 1.75% of our net assets (the “hurdle rate”). We pay our Adviser an income incentive fee with respect to our pre-incentive fee net investment income in each calendar quarter as follows:

•	no incentive fee in any calendar quarter in which our pre-incentive fee net investment income does not exceed the hurdle rate (7% annualized);

•	100% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.1875% in any calendar quarter (8.75% annualized); and

•	20% of the amount of our pre-incentive fee net investment income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized).

The second part of the incentive fee is a capital gains incentive fee that is determined and payable in arrears as of the end of each fiscal year (or upon termination of the Advisory Agreement, as of the termination date), and equals 20% of our realized capital gains as of the end of the fiscal year. In determining the capital gains incentive fee payable to our Adviser, we calculate the cumulative aggregate realized capital gains and cumulative aggregate realized capital losses since our inception, and the aggregate unrealized capital depreciation as of the date of the calculation, as applicable, with respect to each of the investments in our portfolio.

Income realized by our Adviser from any such incentive fees will be paid by our Adviser to eligible employees in amounts based on their respective contributions to our success in meeting our goals. This incentive compensation structure is designed to create a direct relationship between the compensation of our executive officers and other employees of our Adviser and the income and capital gains realized by us as a result of their efforts on our behalf. We believe that this structure rewards our executive officers and other employees of our Adviser for the accomplishment of long-term goals consistent with the interests of our stockholders.

Personal Benefits Policies

Our executive officers are not entitled to operate under different standards than other employees of our Adviser and our Administrator who work on our behalf. Our Adviser and Administrator do not have programs for providing personal benefit perquisites to executive officers, such as permanent lodging, personal use of company vehicles, or defraying the cost of personal entertainment or family travel. Our Adviser’s and Administrator’s health care and other insurance programs are the same for all of its eligible employees, including our executive officers. We expect our executive officers to be exemplars under our Code of Business Conduct and Ethics, which is applicable to all employees of our Adviser and Administrator who work on our behalf.

Executive Compensation

None of our executive officers receive direct compensation from us. We do not currently have any employees and do not expect to have any employees in the foreseeable future. The services necessary for the operation of our business are provided to us by our officers and the other employees of our Adviser and Administrator, pursuant to the terms of the Advisory and Administration Agreements, respectively. Mr. Gladstone, our chairman and chief executive officer, Mr. Brubaker, our vice chairman, chief operating officer and secretary, Mr. Stelljes, our vice chairman and chief investment officer, and Mr. Dullum, our president and a director, are all employees of and compensated directly by our Adviser. Mr. Watson, our chief financial officer, and Mr. Gerson, our treasurer, are employees of our Administrator. Under the Administration Agreement, we reimburse our Administrator for our allocable portion of the salaries of Mr. Gerson, our treasurer, and Mr. Watson, our chief financial officer.

From April 1, 2010 through March 31, 2011 (our last fiscal year), $36,458 of Mr. Watson’s salary, $4,742 of his bonus, and $5,556 of the cost of his benefits were paid by our Administrator. Mr. Watson was appointed as our chief financial officer on January 25, 2010. From that date through March 31, 2010, $4,715 of Mr. Watson’s salary and $866 of the cost of his benefits were our allocable portion of such paid directly by our Administrator. Mark Perrigo served as our chief financial officer prior to Mr. Watson’s appointment. During the fiscal year ended March 31, 2010, $27,859 of Mr. Perrigo’s salary, $1,313 of his bonus and $1,676 of the costs of his benefits were paid directly to Mr. Perrigo by our Administrator during the period that he served as our chief financial officer. During the fiscal year ended March 31, 2009, $38,628 of Mr. Perrigo’s salary, $4,328 of his bonus and $5,330 of the cost of his benefits were paid by our Administrator.

Employment Agreements

Because our executive officers are employees of our Adviser and our Administrator, we do not pay cash compensation to them directly in return for their services to us and we do not have employment agreements with any of our executive officers. Pursuant to the terms of the Administration Agreement, we make payments equal to our allocable portion of our Administrator’s overhead expenses in performing its obligations under the Administration Agreement including, but not limited to, our allocable portion of the salaries and benefits expenses of our chief financial officer and treasurer. For additional information regarding this arrangement, see “Certain Transactions.”

Equity, Post-Employment, Non-Qualified Deferred and Change-In-Control Compensation

We do not offer stock options, any other form of equity compensation, pension benefits, non-qualified deferred compensation benefits, or termination or change-in-control payments to any of our executive officers.

Conclusion

We believe that the elements of the Adviser’s and the Administrator’s compensation programs individually and in the aggregate strongly support and reflect the strategic priorities on which we have based our compensation philosophy. Through the incentive structure of the Advisory Agreement described above, a significant portion of their compensation programs have been, and continue to be contingent on our performance, and realization of benefits is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of paying for performance that increases stockholder value. The Compensation Committee will continue its work to ensure that this commitment is reflected in a total executive compensation program that enables the Adviser and the Administrator to remain competitive in the market for talented executives.

Director Compensation

The following table shows for the fiscal year ended March 31, 2011 certain information with respect to the compensation of all our non-employee directors:

DIRECTOR COMPENSATION FOR FISCAL 2011

		Total Compensation
	Aggregate	From Fund and Fund
	Compensation from	Complex Paid to
Name	Fund ($)	Directors ($)(1)

Paul W. Adelgren	$31,000	$93,000
Maurice W. Coulon(2)	$27,000	$39,000
Michela A. English	$32,000	$95,000
Gerard Mead	$36,000	$107,000
John H. Outland	$30,500	$92,750
Anthony W. Parker	$35,000	$104,000
John Reilly(3)	$7,000	$45,000

(1)	Includes compensation the director received from Gladstone Capital Corporation, as part of our Fund Complex. Also includes compensation the director received from Gladstone Commercial Corporation, our affiliate and a real estate investment trust, although not part of our Fund Complex.

(2)	In fiscal year 2011, Mr. Coulon served on the Board from April 1, 2010 through September 30, 2010.

(3)	In fiscal year 2011, Mr. Reilly served on the Board from January 11, 2011 through March 31, 2011.

As compensation for serving on our Board, each of our independent directors receives an annual fee of $20,000, an additional $1,000 for each Board meeting attended, and an additional $1,000 for each committee meeting attended if such committee meeting takes place on a day other than when the full Board meets. In addition, the chairperson of the Audit Committee receives an annual fee of $3,000, and the chairpersons of each of the Compensation and Ethics, Nominating and Corporate Governance committees receive annual fees of $1,000 for their additional services in these capacities. We also reimburse our directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

We do not pay any compensation to directors who also serve as our officers, or as officers or directors of our Adviser or our Administrator, in consideration for their service to us. Our Board may change the compensation of our independent directors in its discretion. None of our independent directors received any compensation from us during the fiscal year ended March 31, 2011 other than for Board or committee service and meeting fees.

CERTAIN TRANSACTIONS

Advisory and Administration Agreements

Under the Advisory Agreement, our Adviser is responsible for our day-to-day operations and administration, record keeping and regulatory compliance functions. Specifically, these responsibilities included identifying, evaluating, negotiating and consummating all investment transactions consistent with our investment objectives and criteria; providing us with all required records and regular reports to our Board concerning our Adviser’s efforts on our behalf; and maintaining compliance with all regulatory requirements applicable to us. The base management fee is assessed at an annual rate of 2.0% computed on the basis of the average value of our gross assets at the end of the two most recently completed quarters, which are total assets, including investments made with proceeds of borrowings, less any uninvested cash or cash equivalents resulting from borrowings. The Advisory Agreement also provides for an incentive fee, which consists of two parts: an income-based incentive fee and a capital gains incentive fee. The income-based incentive fee rewards our Adviser if our quarterly net investment income (before giving effect to any incentive fee) exceeds 1.75% of our net assets (the “hurdle rate”). We pay our Adviser an income incentive fee with respect to our pre-incentive fee net investment income in each calendar quarter as follows:

•	no incentive fee in any calendar quarter in which our pre-incentive fee net investment income does not exceed the hurdle rate (7% annualized);

•	100% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.1875% in any calendar quarter (8.75% annualized); and

•	20% of the amount of our pre-incentive fee net investment income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized).

The second part of the incentive fee is a capital gains incentive fee that is determined and payable in arrears as of the end of each fiscal year (or upon termination of the Advisory Agreement, as of the termination date), and equals 20% of our realized capital gains as of the end of the fiscal year. In determining the capital gains incentive fee payable to our Adviser, we calculate the cumulative aggregate realized capital gains and cumulative aggregate realized capital losses since our inception, and the aggregate unrealized capital depreciation as of the date of the calculation, as applicable, with respect to each of the investments in our portfolio.

Under the Administration Agreement, we pay separately for administrative services, which payments are equal to our allocable portion of our Administrator’s overhead expenses in performing its obligations under the Administration Agreement, including rent for the space occupied by our Administrator, and our allocable portion of the salaries and benefits expenses of our chief financial officer, treasurer, chief compliance officer and controller and their respective staffs.

Our Adviser is controlled by David Gladstone, the chairman of our Board and our chief executive officer. Mr. Gladstone is also the chairman of the Board of Directors and chief executive officer of our Adviser. Terry Lee Brubaker, our vice chairman, chief operating officer, secretary and director, is a member of the Board of Directors of our Adviser and its vice chairman and chief operating officer. George Stelljes III, our vice chairman and chief investment officer, is also a member of the Board of Directors of our Adviser and its president, chief investment officer, and assistant secretary. Gary Gerson, our treasurer, is also treasurer of our Adviser.

During the fiscal year ended March 31, 2011, we incurred total fees of approximately $6.2 million to our Adviser under the Advisory Agreement and $0.8 million to our Administrator under the Administration Agreement. The principal executive office of each of the Adviser and the Administrator is located at 1521 Westbranch Drive, Suite 200, McLean, Virginia 22102.

Loan Servicing Agreement

Our Adviser services our loan portfolio pursuant to a loan servicing agreement with our wholly-owned subsidiary, Gladstone Business Investment, LLC (“Business Investment”) in return for a 2.0% annual fee, based on the monthly aggregate outstanding loan balance of the loans pledged under our credit facility. Loan servicing fees paid to our Adviser under this agreement directly reduce the amount of fees payable under the Advisory Agreement. Loan servicing fees of $2.7 million were incurred for the fiscal year ended March 31, 2011, all of which were directly credited against the amount of the base management fee due to our Adviser under the Advisory Agreement.

Conflict of Interest Policy

We have adopted policies to reduce potential conflicts of interest. In addition, our directors are subject to certain provisions of Delaware law that are designed to minimize conflicts. Under our current conflict of interest policy, without the approval of a “required majority,” as defined under the 1940 Act, which means both a majority of directors who have no financial interest in the transaction and a majority of directors who are not interested persons of ours, we will not:

•	acquire from or sell to any of our officers, directors or employees, or any entity in which any of our officers, directors or employees has an interest of more than 5%, any assets or other property;

•	borrow from any of our directors, officers or employees, or any entity in which any of our officers, directors or employees has an interest of more than 5%; or

•	engage in any other transaction with any of our directors, officers or employees, or any entity in which any of our directors, officers or employees has an interest of more than 5% (except that our Adviser may lease office space in a building that we own, provided that the rental rate under the lease is determined by our independent directors to be at a fair market rate).

Where allowed by applicable rules and regulations, from time to time we may enter into transactions with our Adviser or one or more of its affiliates. A required majority of our directors, as defined under the 1940 Act, must approve all such transactions with our Adviser or its affiliates.

Indemnification

In our certificate of incorporation and bylaws, we have agreed to indemnify certain officers and directors by providing, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as our director, officer or other agent, to the fullest extent permitted under Delaware law and our bylaws. Notwithstanding the foregoing, the indemnification provisions shall not protect any officer or director from liability to us or our stockholders as a result of any action that would constitute willful misfeasance, bad faith or gross negligence in the performance of such officer’s or director’s duties, or reckless disregard of his or her obligations and duties.

Each of the Advisory and Administration Agreements provide that, absent willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their duties and obligations (as the same may be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder), our Adviser, our Administrator and their respective officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with them are entitled to indemnification from us for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of our Adviser’s or Administrator’s services under the Advisory or Administration Agreements or otherwise as an investment adviser of ours.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Gladstone Investment Corporation stockholders will be “householding” our proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker. Direct your written request to Investor Relations at 1521 Westbranch Drive, Suite 200, McLean, Virginia, 22102 or call our toll-free investor relations line at 1-866-366-5745. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Terry L. Brubaker
Secretary

June 17, 2011

GLADSTONE INVESTMENT CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 4, 2011
     The undersigned hereby appoints David Watson and Michael LiCalsi, and each of them acting individually, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Gladstone Investment Corporation which the undersigned may be entitled to vote at the 2011 Annual Meeting of Stockholders of Gladstone Investment Corporation to be held at the Sheraton Premiere at Tysons Corner, located at 8661 Leesburg Pike, Vienna, Virginia, 22182, on Thursday, August 4, 2011 at 11:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
     Unless a contrary direction is indicated, this proxy will be voted in favor of each of the nominees listed in Proposal 1 and Proposal 2 and in favor of Proposals 3 and 4 as more specifically described in the proxy statement. If specific instructions are indicated, this proxy will be voted in accordance therewith.
(Continued and to be signed on reverse side)
GLADSTONE INVESTMENT CORPORATION
P.O. BOX 11037
NEW YORK, N.Y. 10203-0037
To change your address, please mark this box            ☐
DETACH PROXY CARD HERE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each nominee for director listed below:

1.	To elect three directors to hold office until the 2014 Annual Meeting of Stockholders.

01 Michela A. English		02 Anthony W. Parker		03 George Stelljes III

For	Withhold	For	Withhold	For	Withhold
☐	☐	☐	☐	☐	☐

2.	To elect one director to hold office until the 2012 Annual Meeting of Stockholders.

	For	Withhold
01 Gerard Mead	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

3.	To approve a proposal to authorize us, with the approval of our Board of Directors, to issue and sell shares of our common stock (during the next 12 months) at a price below its then current net asset value per share subject to certain limitations (including, without limitation, that the cumulative number of shares issued and sold pursuant to such authority does not exceed 25% of our then outstanding common stock immediately prior to each such sale).	For ☐	Against ☐	Abstain ☐

4.	To ratify our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2012.	☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
For address change/comments, mark here.
(see reverse for instructions)                                                                               ☐

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date